Exhibit (a)(1)(i)

Offer to Purchase for Cash
Up to 2,000,000 American Depositary Shares, each representing .05 of a common share of
DOUBLEDOWN INTERACTIVE CO., LTD.
at
$18.00 per American Depositary Share
by
B. Riley Securities, Inc.,
a wholly owned subsidiary of

B. RILEY FINANCIAL, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 22, 2021 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 21, 2021), UNLESS THE OFFER IS EXTENDED.

B. Riley Securities, Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of B. Riley Financial, Inc., a Delaware corporation (“BRF”), is offering to purchase up to 2,000,000 American Depositary Shares (“ADS”), each representing .05 of a common share, par value W10,000 per share, of DoubleDown Interactive Co., Ltd. (“DDI” or the “Company”) that are issued and outstanding and owned by holders of ADS of DDI, other than BRF and its subsidiaries (“DDI ADS”), at a price of $18.00 per ADS, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”

The Offer is subject to customary closing conditions. The Offer is not subject to any financing condition. See Section 14 — “Offer Conditions.”

A summary of the principal terms of the Offer appears on pages (i) through (v) of this Offer to Purchase. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your DDI ADS pursuant to the Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005

September 23, 2021

IMPORTANT

If you desire to tender all or any portion of your DDI ADS to Purchaser pursuant to the Offer, you should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your DDI ADS and any other required documents, to American Stock Transfer & Trust Company, LLC, in its capacity as depositary for the Offer (the “Depositary”), (ii) tender your DDI ADS by book-entry transfer by following the procedures described in Section 6 — “Procedures for Accepting the Offer and Tendering DDI ADS — Book-Entry Transfer” or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold DDI ADS registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your DDI ADS to Purchaser pursuant to the Offer.

There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their DDI ADS in accordance with the procedures set forth in this Offer to Purchase.

The Letter of Transmittal, the certificate for the DDI ADS (if not held in book-entry form) and any other required documents must reach the Depositary before the expiration of the Offer (currently scheduled for 12:00 midnight, New York City time, on October 22, 2021 (one minute after 11:59 P.M., New York City time, on October 21, 2021), unless extended).

*****

Questions regarding the Offer and requests for assistance in connection with the Offer may be directed to D.F. King & Co., Inc., which is acting as the Information Agent for the Offer (the “Information Agent”), at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials, may be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

Annex A:	Certain Information Regarding the Directors and Executive Officers of BRF	A-1
Annex B:	Certain Information Regarding the Directors and Executive Officers of Purchaser	B-1

SUMMARY TERM SHEET

Securities Sought:

Up to 2,000,000 American Depositary Shares (“ADS”), each representing 0.05 of a common share, par value ~~W~~10,000 per share, of DoubleDown Interactive Co., Ltd., a South Korea limited company (“DDI”), owned by holders of ADS of DDI other than B. Riley Financial, Inc. (“BRF”) and BRF’s subsidiaries (“DDI ADS”). See “Introduction” and Section 4 — “Terms of the Offer.”

Price Offered Per ADS:	$18.00 per ADS, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes. See “Introduction” and Section 4 — “Terms of the Offer.”
Scheduled Expiration Date:

12:00 midnight, New York City time, on October 22, 2021 (one minute after 11:59 P.M., New York City time, on October 21, 2021), unless the Offer (as defined below) is extended. See Section 4 — “Terms of the Offer” and Section 6 — “Procedures for Accepting the Offer and Tendering DDI ADS.”

Purchaser:	B. Riley Securities, Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of BRF. See Section 12 — “Certain Information Concerning Purchaser and BRF.”

The following are some questions that you, as an ADS holder of DDI, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to D.F. King & Co., Inc., our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Who is offering to buy my DDI ADS?

•        We are a wholly owned subsidiary of BRF. See Section 12 — “Certain Information Concerning Purchaser and BRF.”

How many DDI ADS are you offering to purchase in the Offer?

•        We are making the Offer to purchase up to 2,000,000 ADS of DDI that are not held by BRF or any of its subsidiaries on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See “Introduction” and Section 4 — “Terms of the Offer.”

Why are you making the Offer?

•        We are making this offer to increase the investment of BRF and its affiliates in DDI and because we believe the current market value for the ADS of DDI is not reflective of the Company’s intrinsic value. We believe that DDI is a well-run, highly profitable company with a predictable business model. On September 2, 2021, DDI completed its initial public offering of ADS at $18.00 per ADS and we acted as the lead underwriter of that offering. Following that initial public offering and prior to the announcement of our intention to commence this Offer, we and certain of our affiliates were significant purchasers of ADS of DDI in the open market based on our conviction in the Company.

i

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

•        We are offering to pay $18.00 per ADS, net to the seller in cash, without interest, less any applicable withholding taxes. If you are the record owner of your DDI ADS and you tender your DDI ADS to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your DDI ADS through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your DDI ADS on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction,” Section 4 — “Terms of the Offer” and Section 5 — “Acceptance for Payment and Payment for DDI ADS.”

What happens if holders tender more DDI ADS than you are willing to purchase?

•        If holders tender more DDI ADS than the number of DDI ADS that we are willing to purchase, we will purchase DDI ADS on a pro rata basis. This means that we will purchase from you a number of DDI ADS calculated by multiplying the number of DDI ADS you properly tendered by a proration factor. The proration factor will equal 2,000,000 divided by the total number of DDI ADS properly tendered by all holders. For example, if 4,000,000 DDI ADS are tendered, we will purchase 50% of the number of DDI ADS that you tender. We will make certain adjustments to avoid purchases of fractional DDI ADS. For information about the terms of our offer, see Section 4 — “Terms of the Offer” and Section 8 — “Oversubscription.”

If you prorate, when will I know how many DDI ADS will actually be purchased?

•        If proration of tendered DDI ADS is required, we or the Depositary will determine the proration percentage as soon as practicable after the Expiration Date, and we will announce the results of proration by press release. Holders of DDI ADS may also obtain this preliminary information from D.F. King & Co., Inc., the Information Agent for the Offer, at its telephone number set forth on the back cover of this Offer to Purchase.

Are there any conditions to the Offer?

•        The Offer is subject to customary closing conditions. The Offer is not subject to any financing condition. In addition, the Offer is not subject to any minimum condition — we will accept for payment and purchase up to 2,000,000 DDI ADS regardless of the amount of DDI ADS validly tendered. See Section 14 – “Offer Conditions.”

Do you have the financial resources to pay for up to 2,000,000 DDI ADS?

•        Yes. The total amount of funds required by us to purchase all DDI ADS pursuant to the Offer and to pay related fees and expenses is approximately $36.2 million. We have sufficient funds to purchase up to 2,000,000 DDI ADS validly tendered in the offer from our available cash on hand. See Section 13 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender pursuant to the Offer?

•        No. We do not think that our financial condition is relevant to your decision whether to tender DDI ADS and accept the Offer because:

•        the consummation of the Offer is not subject to any financing condition;

•        the Offer is being made for DDI ADS solely for cash; and

•        we will have sufficient funds available to purchase up to 2,000,000 DDI ADS validly tendered and not properly withdrawn pursuant to the Offer. See Section 13 — “Source and Amount of Funds.”

What percentage of ADS of DDI do you or your affiliates currently own?

•        As of September 22, 2021, BRF, its affiliates (including Purchaser) and certain of its executive officers beneficially own an aggregate of 2,002,324 ADS of DDI, or approximately 31.7% of the 6,316,000 ADS of DDI issued and outstanding as of August 30, 2021 according to DDI’s Form 6-K filed with the Securities and Exchange Commission on September 2, 2021. This represents beneficial ownership of 100,116.2 common shares of DDI, or approximately 4.0% of the 2,477,672 common shares oustanding following DDI’s IPO (as defined below) according to DDI’s prospectus filed with the Securities and Exchange Commission on September 1, 2021. The address of each such affiliate and executive officer is care of BRF.

Have any holders already agreed to tender their DDI ADS in the Offer or to otherwise support the Offer?

•        No. No holder of DDI ADS has entered into an agreement requiring them to tender their DDI ADS into the Offer or to otherwise support the Offer.

How long do I have to decide whether to tender pursuant to the Offer?

•        You will be able to tender your DDI ADS pursuant to the Offer until 12:00 midnight, New York City time, on October 22, 2021 (one minute after 11:59 P.M., New York City time, on October 21, 2021) (the “Expiration Date,” unless we extend the Offer pursuant to and in accordance with the terms of this Offer to Purchase, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire).

Are there any guaranteed delivery procedures available with respect to the Offer?

•        No. There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their DDI ADS in accordance with the procedures set forth in this Offer to Purchase.

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

•        Yes. We may, in our sole discretion, extend the Offer at any time or from time to time. We might extend, for instance, if any of the conditions specified in Section 14 — “Offer Conditions” are not satisfied. If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

How do I tender my DDI ADS pursuant to the Offer?

•        To tender your DDI ADS pursuant to the Offer, you must deliver the certificates representing your DDI ADS, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer of DDI ADS, either such Letter of Transmittal or an Agent’s Message (as defined in Section 6 — “Procedures for Accepting the Offer and Tendering DDI ADS — Valid Tender of DDI ADS”) in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Date. If your DDI ADS are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your DDI ADS can be tendered by such nominee through The Depository Trust Company (“DTC”). You should contact the institution that holds your DDI ADS for more details.

Until what time may I withdraw previously tendered DDI ADS?

•        DDI ADS tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of DDI ADS are irrevocable, except that, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), DDI ADS may also be withdrawn after November 22, 2021, which is the 60th day after the date of the commencement of the Offer, unless such DDI ADS have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn. If you tendered your DDI ADS by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your DDI ADS. See Section 7 — “Withdrawal Rights.”

How do I properly withdraw previously tendered DDI ADS?

•        To properly withdraw any of your previously tendered DDI ADS, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw DDI ADS. If you tendered your DDI ADS by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your DDI ADS. See Section 7 — “Withdrawal Rights.”

Will there be a subsequent offering period?

•        We do not currently anticipate that there will be a subsequent offering period.

What is the market value of my DDI ADS as of a recent date?

•        On September 22, 2021, the last trading day before we commenced the Offer, the closing price of ADS of DDI reported on the Nasdaq was $17.16, per ADS.

We encourage you to obtain a recent quotation for ADS of DDI in deciding whether to tender your DDI ADS. See Section 10 — “Price Range of DDI ADS.”

If I tender my DDI ADS, when and how will I get paid?

•        If the conditions to the Offer as set forth in Section 14 — “Offer Conditions” are satisfied or waived and we consummate the Offer and accept your DDI ADS for payment, you will be entitled to promptly (and in any event within two business days after the Expiration Date) receive an amount equal to the number of DDI ADS you tendered pursuant to the Offer, subject to any proration in the event of oversubscription of the Offer, multiplied by the Offer Price, in cash, without interest, less any applicable withholding taxes. We will pay for your validly tendered and not properly withdrawn DDI ADS by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you.

•        In all cases, payment for tendered DDI ADS will be made only after timely receipt by the Depositary of (i) certificates representing such DDI ADS or a confirmation of a book-entry transfer of such DDI ADS as described in Section 6 — “Procedures for Accepting the Offer and Tendering DDI ADS — Book-Entry Transfer,” (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of a book-entry transfer of DDI ADS, either such Letter of Transmittal or an Agent’s Message (as defined in Section 6 — “Procedures for Accepting the Offer and Tendering DDI ADS — Valid Tender of DDI ADS”) in lieu of such Letter of Transmittal, and (iii) any other required documents for such DDI ADS. See Section 4 — “Terms of the Offer” and Section 5 — “Acceptance for Payment and Payment for DDI ADS.”

What are the U.S. federal income tax consequences of the Offer?

•        The receipt of cash by you in exchange for your DDI ADS pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 9 — “Certain Material U.S. Federal Income Tax Consequences of the Offer — United States Holders”). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in DDI ADS that you tender pursuant to the Offer and the amount of cash you receive for such DDI ADS. If you are a United States Holder and you hold your DDI ADS as a capital asset, the gain or loss that you recognize will be a capital gain or loss. If you are a Non-United States Holder (as defined in Section 9 — “Certain Material U.S. Federal Income Tax Consequences of the Offer — Non-United States Holders”), you will generally not be subject to U.S. federal income tax on gain recognized on DDI ADS you tender pursuant to the Offer. You should consult your tax advisor about the particular tax consequences to you of tendering your DDI ADS pursuant to the Offer. See Section 9 — “Certain Material U.S. Federal Income Tax Consequences of the Offer” for a discussion of certain material U.S. federal income tax consequences of tendering DDI ADS pursuant to the Offer.

To whom should I talk if I have additional questions about the Offer?

•        You may call D.F. King & Co., Inc., the Information Agent, toll-free at (866) 207-2356. Banks and brokers may call (212) 269-5550 for assistance.

v

To the Holders of American Depositary Shares of DoubleDown Interactive Company, Ltd.:

INTRODUCTION

We are offering to purchase up to 2,000,000 of the ADS of DDI that are not owned by BRF and its subsidiaries at the Offer Price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The Offer and the withdrawal rights will expire at the Expiration Date, unless the Offer is extended. Under no circumstances will interest be paid with respect to the purchase of DDI ADS pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for DDI ADS.

If you are a record owner of DDI ADS and you tender such DDI ADS directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of DDI ADS pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 6 — “Procedures for Accepting the Offer and Tendering DDI ADS — Backup Withholding.” Stockholders with DDI ADS held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer. See Section 17 — “Fees and Expenses.”

Certain material U.S. federal income tax consequences of the sale of DDI ADS pursuant to the Offer are described in Section 9 — “Certain Material U.S. Federal Income Tax Consequences of the Offer.”

The Offer is conditioned upon certain customary conditions described in Section 14 — “Offer Conditions.” The Offer is not subject to any financing condition. In addition, the Offer is not subject to any minimum condition — we will accept for payment and purchase up to 2,000,000 DDI ADS regardless of the amount of DDI ADS validly tendered.

According to DDI’s Form 6-K filed with the Securities and Exchange Commission on September 2, 2021, there were 6,316,000 ADS of DDI issued and outstanding as of August 30, 2021.

Appraisal rights are not available to the holders of DDI ADS in connection with the Offer.

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

I. SPECIAL FACTORS

1. Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with DDI.

On September 2, 2021, DDI completed its initial public offering of ADS (the “IPO”). We acted as lead underwriter in respect of the IPO. In connection with the IPO, we entered into a customary engagement letter and a customary underwriting agreement with DDI and certain selling shareholders of DDI.

Neither we nor any of our affiliates are otherwise, nor have we been in the last two years, party to any agreement with DDI.

2. Purpose of the Offer; Plans for DDI.

Purpose of the Offer

We are making this offer to increase the investment of BRF and its affiliates in DDI and because we believe the current market value for the ADS of DDI is not reflective of the Company’s intrinsic value. We believe that DDI is a well-run, highly profitable company with a predictable business model. As described above, on September 2, 2021, DDI completed its IPO of ADS at $18.00 per ADS and we acted as the lead underwriter of that offering. Following that initial public offering and prior to the announcement of our intention to commence this Offer, we and certain of our affiliates were significant purchasers of ADS of DDI in the open market based on our conviction in the company.

Plans for DDI

Neither we nor any of our affiliates have any plans or proposals that relate to or would result in: (1) any extraordinary transaction, such as a merger, reorganization or liquidation, involving DDI or any of its subsidiaries; (2) any purchase, sale or transfer of a material amount of assets of DDI or any of its subsidiaries; (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of DDI; (4) any change in the present board of directors or management of DDI, including but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; (5) any other material change in DDI’s corporate structure or business; (6) any class of equity securities of DDI to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association; (7) or any class of equity securities of DDI becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

3. Certain Effects of the Offer.

Following the Offer, we expect DDI to remain a public company and the ADS of DDI to remain listed on Nasdaq.

II. THE TENDER OFFER

4. Terms of the Offer.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will promptly accept for payment and pay for all DDI ADS validly tendered and not properly withdrawn prior to the Expiration Date as permitted under Section 7 — “Withdrawal Rights.”

The Offer is conditioned upon certain customary conditions described in Section 14 — “Offer Conditions.” The Offer is not subject to any financing condition. In addition, the Offer is not subject to any minimum condition — we will accept for payment and purchase up to 2,000,000 DDI ADS regardless of the amount of DDI ADS validly tendered. We and BRF expressly reserve the right from time to time to waive any of the conditions described in Section 14 — “Offer Conditions,” to increase the Offer Price or to make any other changes in the terms and conditions of the Offer.

We do not currently anticipate that there will be a subsequent offering period.

We may, in our sole discretion, extend the Offer at any time or from time to time. We might extend, for instance, if any of the conditions specified in Section 14 — “Offer Conditions” are not satisfied. If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

For purposes of the Offer, as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time; provided, however, that, in the case of determining a date when any payment is due, a day on which commercial banks in the County of New York, New York are authorized or required by applicable law to be closed will not be a “business day.”

If we extend the Offer, are delayed in our acceptance for payment of DDI ADS, are delayed in payment after the time we accept for payment DDI ADS tendered in the Offer or are unable to accept DDI ADS for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered DDI ADS on our behalf, and such DDI ADS may not be withdrawn except to the extent that tendering holders are entitled to withdrawal rights as described in this Offer to Purchase under Section 7 — “Withdrawal Rights.” However, our ability to delay the payment for DDI ADS that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to security holders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten business days may be required to allow for adequate dissemination to security holders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Date, we change the number of DDI ADS being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such change is first published, sent or given to security holders, the Offer will be extended at least until the expiration of such tenth business day.

If, prior to the Expiration Date, we increase the consideration being paid for DDI ADS, such increased consideration will be paid to all holders whose DDI ADS are purchased in the Offer, whether or not such DDI ADS were tendered before the announcement of such increase in consideration.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

Purchaser has requested DDI’s ADS holder list and security position listings for the purpose of disseminating the Offer to holders of DDI ADS. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of DDI ADS whose names appear on DDI’s ADS holder list and will be furnished, for subsequent transmittal to beneficial owners of DDI ADS, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the ADS holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

5. Acceptance for Payment and Payment for DDI ADS.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), following the Expiration Date, we will promptly accept for payment and promptly (and in any event within two business days after the Expiration Date) thereafter pay for all DDI ADS validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer.

In all cases, payment for DDI ADS accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•        for DDI ADS held as physical certificates, the certificates evidencing such DDI ADS (“DDI ADS Certificates”) or, for DDI ADS held in book-entry form (“Book-Entry DDI ADS”), confirmation of a book-entry transfer of such DDI ADS (a “Book-Entry Confirmation”) into the Depositary’s account at DTC, in each case pursuant to the procedures set forth in Section 6 — “Procedures for Accepting the Offer and Tendering DDI ADS;”

•        a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer of DDI ADS, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal; and

•        any other documents required by the Letter of Transmittal.

Accordingly, tendering holders may be paid at different times depending upon when DDI ADS Certificates or Book-Entry Confirmations with respect to their tendered DDI ADS are actually received by the Depositary.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, DDI ADS validly tendered and not properly withdrawn, subject to any proration in the event of oversubscription of the Offer, if and when we give oral or written notice to the Depositary of our acceptance for payment of such DDI ADS pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for DDI ADS accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering holders for the purpose of receiving payments from us and transmitting such payments to tendering holders of record whose DDI ADS have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any DDI ADS tendered pursuant to the Offer is delayed, or we are unable to accept for payment DDI ADS tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered DDI ADS, and such DDI ADS may not be withdrawn, except to the extent that the tendering holders are entitled to withdrawal rights as described in Section 7 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest with respect to the DDI ADS purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of DDI ADS will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.

If any tendered DDI ADS are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if DDI ADS Certificates are submitted evidencing more DDI ADS than are tendered, DDI ADS Certificates evidencing unpurchased or untendered DDI ADS will be returned, without expense, to the tendering holder (or, in the case of DDI ADS tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 6 — “Procedures for Accepting the Offer and Tendering DDI ADS,” such DDI ADS will be credited to an account maintained at DTC), in each case, promptly following the expiration or termination of the Offer.

We reserve the right to transfer or assign in whole or in part from time to time to BRF or one or more direct or indirect wholly owned subsidiaries of BRF the right to purchase all or any DDI ADS tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for DDI ADS validly tendered and not withdrawn pursuant to the Offer, subject to any proration in the event of oversubscription of the Offer.

6. Procedures for Accepting the Offer and Tendering DDI ADS.

Valid Tender of DDI ADS.    No alternative, conditional or contingent tenders will be accepted. In order for a DDI holder to validly tender DDI ADS pursuant to the Offer, the holder must follow one of the following procedures:

•        for DDI ADS held as physical certificates, the DDI ADS Certificates, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date; or

•        for DDI ADS held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such DDI ADS must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that DTC has received an express acknowledgment from the participant in DTC’s systems tendering the DDI ADS that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their DDI ADS in accordance with the procedures set forth in this Offer to Purchase.

Book-Entry Transfer.    The Depositary will establish an account with respect to the DDI ADS at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry delivery of DDI ADS by causing DTC to transfer such DDI ADS into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of DDI ADS may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents (for example, in certain circumstances, a completed IRS Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.

Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if:

•        the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 6, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the DDI ADS) of the DDI ADS tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•        DDI ADS tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a DDI ADS Certificate is registered in the name of a person or persons other than the signatory of the Letter of Transmittal, or if payment is to be made or delivered to, or a DDI ADS Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the DDI ADS Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the DDI ADS Certificate, with the signature(s) on such DDI ADS Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.    There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their DDI ADS in accordance with the procedures set forth in this Offer to Purchase.

The method of delivery of DDI ADS, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering holder. DDI ADS will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of DDI ADS pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offer, as well as the tendering holder’s representation and warranty that such holder has the full power and authority to tender and assign the DDI ADS tendered, as specified in the Letter of Transmittal, and that at the time we accept such DDI ADS for payment, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of DDI ADS tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions to the Offer.

Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of DDI ADS will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any DDI ADS of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of DDI ADS will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

Appointment as Proxy.    By executing the Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal) as set forth above, unless DDI ADS relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering holder will irrevocably appoint our designees, and each of them, as such holder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such holder’s rights with respect to the DDI ADS tendered by such holder and accepted for payment by us and with respect to any and all other DDI ADS or other securities or rights issued or issuable in respect of such DDI ADS. All such proxies will be considered coupled with an interest in the tendered DDI ADS. Such appointment will be effective if and when, and only to the extent that, we accept such DDI ADS for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such holder with respect to such DDI ADS or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such holder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such DDI ADS and other securities or rights, including in respect of any annual, special or adjourned meeting of DDI stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for DDI ADS to be deemed validly tendered, immediately upon the occurrence of the time we accept such DDI ADS for payment, we must be able to exercise full voting, consent and other rights with respect to such DDI ADS and other securities and rights, including voting at any meeting of stockholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of DDI ADS pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of DDI ADS, for any meeting of DDI’s stockholders.

Backup Withholding.    To prevent U.S. federal “backup withholding” with respect to payment of the Offer Price of DDI ADS purchased pursuant to the Offer, each holder (including any holder that tenders DDI ADS pursuant to the Offer pursuant to the book-entry transfer procedures described above in this Section 6) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or an applicable IRS Form W-8 or by otherwise certifying such holder’s exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal and Section 9 — “Certain Material U.S. Federal Income Tax Consequences of the Offer” of this Offer to Purchase for a more detailed discussion of backup withholding.

7. Withdrawal Rights.

Except as otherwise provided in this Section 7, tenders of DDI ADS made pursuant to the Offer are irrevocable. DDI ADS tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of DDI ADS are irrevocable, except that, pursuant to Section 14(d)(5) of the Exchange Act, DDI ADS may also be withdrawn after November 22, 2021, which is the 60th day after the date of the commencement of the Offer, unless such DDI ADS have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn.

For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the DDI ADS to be withdrawn, the number of DDI ADS to be withdrawn and the name of the registered holder of such DDI ADS, if different from that of the person who tendered such DDI ADS. If DDI ADS Certificates evidencing DDI ADS to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such DDI ADS Certificates, the serial numbers shown on such DDI ADS Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such DDI ADS have been tendered for the account of an Eligible Institution. If DDI ADS have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 6 — “Procedures for Accepting the Offer and Tendering DDI ADS — Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn DDI ADS.

If we extend the Offer, are delayed in our acceptance for payment of DDI ADS or are unable to accept DDI ADS for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered DDI ADS, and such DDI ADS may not be withdrawn except to the extent that tendering holders are entitled to withdrawal rights as described in this Section 7 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Withdrawals of tendered DDI ADS may not be rescinded, and any DDI ADS properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, DDI ADS that have been properly withdrawn may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 6 — “Procedures for Accepting the Offer and Tendering DDI ADS — Valid Tender of DDI ADS.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of DDI ADS by any holder, regardless of whether or not similar defects or irregularities are waived in the case of other holders. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

8. Oversubscription

If the Offer is oversubscribed and holders collectively tender more than 2,000,000 DDI ADS, we will purchase DDI ADS on a pro rata basis. This means that we will purchase from you a number of DDI ADS calculated by multiplying the number of DDI ADS you properly tendered by a proration factor. The proration factor will equal 2,000,000 divided by the total number of DDI ADS properly tendered by all holders. For example, if 4,000,000 DDI ADS are tendered, we will purchase 50% of the number of DDI ADS that you tender. We will make certain adjustments to avoid purchases of fractional DDI ADS.

If proration of tendered DDI ADS is required, we or the Depositary will determine the proration percentage as soon as practicable after the Expiration Date, and we will announce the results of proration by press release. Holders of DDI ADS may also obtain this preliminary information from D.F. King & Co., Inc., the Information Agent for the Offer, at its telephone number set forth on the back cover of this Offer to Purchase.

9. Certain Material U.S. Federal Income Tax Consequences of the Offer.

The following is a summary of certain material U.S. federal income tax consequences of the Offer to holders whose DDI ADS are purchased pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended, applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer. This summary applies only to holders that hold their DDI ADS as capital assets, and does not discuss all of the tax consequences applicable to holders that acquired their DDI ADS in exchange for DDI shares, DDI ADS received pursuant to the exercise of employee stock options or otherwise as compensation, DDI ADS held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell DDI ADS as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”) or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or foreign taxation.

If a partnership holds DDI ADS, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the tax treatment of the partnership. Accordingly, partnerships that hold DDI ADS and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of tendering DDI ADS pursuant to the Offer.

THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED ON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

United States Holders.    For purposes of this discussion, the term “United States Holder” means a beneficial owner of DDI ADS that is, for U.S. federal income tax purposes:

•        a citizen or resident of the United States;

•        a domestic corporation;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for DDI ADS pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will generally recognize short term capital gain or loss in an amount equal to the difference between such United States Holder’s adjusted federal income tax basis in such DDI ADS sold pursuant to the Offer and the amount of cash received therefor. Gain or loss must be determined separately for each block of DDI ADS (i.e., DDI ADS acquired at the same cost in a single transaction) sold pursuant to the Offer. Net capital losses may be subject to limits on deductibility.

Non-United States Holders.    For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of DDI ADS that is not a United States person for U.S. federal income tax purposes.

In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on DDI ADS sold pursuant to the Offer unless:

•        the gain is “effectively connected” with the Non-United States Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis, the gain is attributable to a permanent establishment that such holder maintains in the United States; or

•        the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

“Effectively connected” gains that are recognized by a corporate Non-United States Holder also may be subject, under certain circumstances, to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Information Reporting and Backup Withholding.    Payments made to a non-corporate United States Holder in connection with the Offer generally will be subject to information reporting and may be subject to “backup withholding.” See Section 6 — “Procedures for Accepting the Offer and Tendering DDI ADS — Backup Withholding” of this Offer to Purchase.

Backup withholding generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an IRS Form W-8BEN (or other applicable form) that it is not a United States person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.

Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an IRS Form W-8BEN.

10. Price Range of DDI ADS.

According to the DDI F-1 filed on July 20, 2021, the ADS of DDI are approved for listing on the Nasdaq under the symbol “DDI.”

Based on DDI’s Form 6-K filed with the Securities and Exchange Commission on September 2, 2021, the initial public offering of the ADS of DDI closed on September 2, 2021 and thus the high and low sales prices for the ADS of DDI on the Nasdaq for each quarter during the past two years, as required by Item 1002(c) to Schedule TO, is not applicable.

According to DDI’s Form 6-K filed with the Securities and Exchange Commission on September 2, 2021, there were 6,316,000 ADS of DDI issued and outstanding as of August 30, 2021.

The Offer Price of $18.00 per ADS represents an approximate 11.8% premium to the closing price per ADS of DDI reported on the Nasdaq on September 10, 2021, the last full trading day before we announced our intent to commence the Offer.

On September 22, 2021, the last trading day before we commenced the Offer, the closing price of ADS of DDI reported on the Nasdaq was $17.16, per ADS.

We encourage you to obtain a recent quotation for ADS of DDI before deciding whether to tender your DDI ADS.

11. Certain Information Concerning DDI.

Except as otherwise set forth in this Offer to Purchase, the information concerning DDI contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of us, BRF, the Depositary or the Information Agent take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by DDI to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to us, BRF, the Depositary and the Information Agent.

General.    DDI was incorporated in 2008 in Seoul, Korea and is a South Korea limited company. The principal executive offices of DDI are located at 13F, Gangnam Finance Center, 152, Teheran-ro Gangnam-gu, Seoul, 06236, Republic of Korea and the telephone number is +82-2-501-7216.

Available Information.    DDI files annual, quarterly and current reports, proxy statements and other information with the SEC. DDI’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. DDI maintains a website at https://www.doubledowninteractive.com. These website addresses are not intended to function as hyperlinks, and the information contained on DDI’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

12. Certain Information Concerning Purchaser and BRF.

Purchaser.    We are a Delaware corporation and a wholly owned subsidiary of BRF. Our principal executive offices are located at 11100 Santa Monica Blvd., Suite 800, Los Angeles, California. Our business telephone number is (310) 966-1444. Our principal business is serving as a broker dealer to corporate, institutional and high net worth individual clients.

BRF.    BRF is a Delaware corporation. The business address of BRF is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California. The business telephone number for BRF is (310) 966-1444. BRF and its subsidiaries, including Purchaser, provide investment banking and financial services to corporate, institutional and high net worth clients, and asset disposition, valuation and appraisal and capital advisory services to a wide range of retail, wholesale and industrial clients, as well as lenders, capital providers, private equity investors and professional services firms throughout the United States, Australia, Canada, and Europe and consumer Internet access and cloud communication services through its wholly-owned subsidiaries United Online, Inc. and magicJack VocalTec Ltd.

Securities Transactions.    As described above in Section 1 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with DDI,” on September 2, 2021, DDI completed its IPO of ADS at $18.00 per ADS and we acted as the lead underwriter of that offering. Excluding ADS of DDI purchased and distributed by us in that IPO, BRF, its affiliates (including Purchaser) and certain of its executive officers, have purchased 2,022,324 ADS of DDI at an average purchase price of $17.61 per ADS in or following the IPO.

As of September 22, 2021, BRF, its affiliates (including Purchaser) and certain of its executive officers beneficially own an aggregate of 2,002,324 ADS of DDI, or approximately 31.7% of the 6,316,000 ADS of DDI issued and outstanding as of August 30, 2021 according to DDI’s Form 6-K filed with the Securities and Exchange Commission on September 2, 2021. This represents beneficial ownership of 100,116.2 common shares of DDI, or approximately 4.0% of the 2,477,672 common shares oustanding following DDI’s IPO (as defined below) according to DDI’s prospectus filed with the Securities and Exchange Commission on September 1, 2021. The address of each such affiliate and executive officer is care of BRF.

Additional Information.    Certain information concerning the directors and executive officers of BRF is set forth in Annex A to this Offer to Purchase and certain information concerning our directors and executive officers is set forth in Annex B to this Offer to Purchase.

During the past five years, neither we nor BRF nor, to our knowledge or the knowledge of BRF after reasonable inquiry, any of the persons or entities listed in Annex A or Annex B, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we and BRF have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document filed by us and/or BRF with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. BRF maintains a website at https://brileyfin.com. These website addresses are not intended to function as hyperlinks, and the information contained on BRF’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

13. Source and Amount of Funds.

We estimate that we will need approximately $36.2 million to consummate the Offer and to pay related fees and expenses. We have sufficient funds to purchase up to 2,000,000 DDI ADS validly tendered in the offer from our available cash on hand.

We do not believe that our financial condition is relevant to a decision by a holder of DDI ADS whether to tender DDI ADS and accept the Offer because: (i) the consummation of the Offer is not subject to any financing condition; (ii) the Offer is being made for up to 2,000,000 DDI ADS solely for cash; and (iv) in light of our financial capacity in relation to the amount of consideration payable in the Offer and as described above, we will have sufficient funds immediately available to purchase up to 2,000,000 DDI ADS validly tendered in the Offer and not properly withdrawn.

14. Offer Conditions.

Notwithstanding any other provision of the Offer, we will not be required to accept for purchase, purchase or pay for any DDI ADS tendered, and may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for DDI ADS tendered, subject to applicable rules under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than actions or inactions of ours), make it inadvisable to proceed with the Offer or with acceptance for purchase:

•        there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the DDI ADS under the Offer or otherwise relates in any manner to the Offer;

•        there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or any of its subsidiaries, by any court or any authority, agency, tribunal or other body that, in our reasonable judgment, would or might, directly or indirectly:

•        make the acceptance for purchase of, or payment for, some or all of the DDI ADS illegal or otherwise restrict or prohibit completion of the Offer;

•        delay or restrict our ability of, or render us unable, to accept for purchase or pay for some or all of the DDI ADS; or

•        in our reasonable judgment, there has occurred any of the following:

•        any general suspension of trading in, or the imposition of any general trading curb or general minimum or maximum price limits on prices for, trading in securities on any U.S. national securities exchange or in the over-the-counter market;

•        the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•        the commencement of any war, armed hostilities or other international calamity, including any act of terrorism, on or after the date of this Offer to Purchase, in or involving the United States, or the material escalation of any such armed hostilities which had commenced before the date of this Offer to Purchase, in each case, which is reasonably likely to have a material adverse effect on us or on our ability to complete the Offer;

•        any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States; or

•        any change or changes have occurred in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and its subsidiaries, taken as a whole.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, at any time and from time to time, before the Expiration Date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of the rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by us concerning the events described above will be final and binding on all parties. Notwithstanding the foregoing, in the event that one or more events described above occurs before the Expiration Date, we will, as promptly as practical, notify the holders of DDI ADS of our determination as to whether to (i) waive or modify, in whole or in part, the condition and continue the Offer or (ii) terminate the Offer.

15. Adjustments to Prevent Dilution.

In the event that, between the date of the commencement of the Offer and the Expiration Date, DDI changes the number of outstanding common shares underlying the DDI ADS by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Offer Price will be equitably adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

16. Certain Legal Matters; Regulatory Approvals.

We are not aware of any pending legal proceeding relating to the Offer. We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of DDI ADS by us as contemplated in this Offer to Purchase.

17. Fees and Expenses.

We have retained the Depositary and the Information Agent in connection with the Offer. Both the Depositary and the Information Agent will receive customary compensation and, subject to certain limits, reimbursement for reasonable out-of-pocket expenses and customary indemnification against certain liabilities in connection with the Offer.

As part of the services included in such retention, the Information Agent may contact holders of DDI ADS by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of DDI ADS.

Except as set forth above, neither we nor BRF will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of DDI ADS pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The following is an estimate of fees and expenses to be incurred by BRF and us in connection with the Offer. DDI will not pay any of the fees and expenses to be incurred by BRF and us.

SEC filing fee	$3,927.60
Depositary costs	$35,000
Information agent costs	$15,000
Legal fees and expenses	$100,000
Printing and related fees	$100,000
Total	$253,927.60

18. Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of DDI ADS in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, we may, in our discretion, take such action as we deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of DDI ADS in such jurisdiction in compliance with applicable laws.

No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

We and BRF have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO, including the exhibits thereto, and any amendments to any of the foregoing, may be accessed electronically on the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

B. Riley Securities, inc.

September 23, 2021

ANNEX A

CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF BRF

Set forth in the table below are the name, current principal occupation and material positions held during the past five years of each of the directors and executive officers of BRF. The business address of each director and executive officer of BRF is 11100 Santa Monica Blvd., Suite 800 Los Angeles, California 90025. The business telephone number of each director and executive officer is (310) 966-1444. Each director and executive officer of BRF is a citizen of the United States of America.

During the past five years, to our knowledge or the knowledge of BRF after reasonable inquiry, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

DIRECTORS OF BRF

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Bryant R. Riley

Chairman of BRF (June 2014 – present);

Co-Executive Chairman of Purchaser;

Co-Chief Executive Officer of BRF (July 2018 – present);

Director of BRF (August 2009 – present);

Director of Purchaser;

Chief Executive Officer of BRF (June 2014 – July 2018);

Chairman of B. Riley Principal Merger Corp., a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, located at 11100 Santa Monica Blvd., Suite 800 Los Angeles, California 90025 (April 2019 – February 2020);

Chairman of B. Riley Principal Merger Corp. II, a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, located at 11100 Santa Monica Blvd., Suite 800 Los Angeles, California 90025 (May 2020 – November 2020);

Chairman of B. Riley & Co., LLC, a stock brokerage firm, located at 11100 Santa Monica Blvd., Suite 800 Los Angeles, California 90025 (1997 – 2017);

Director of Select Interior Concepts, Inc., an installer and U.S. distributor of interior building products with market positions in residential interior design services, located at 400 Galleria Parkway, Suite 1760, Atlanta, Georgia 30339 (November 2019 – present);

Director of Babcock & Wilcox Enterprises, Inc., a technology-based provider of advanced steam production from fossil and renewable sources for power generation and other industrial and municipal applications, located at 1200 East Market Street, Suite 650, Akron, Ohio 44305 (April 2019 – September 2020);

Director of Sonim Technologies, Inc., a U.S. provider of ultra-rugged mobile phones and accessories designed specifically for task workers physically engaged in their work environments, located at 6836 Bee Cave Road Building 1, Suite 279, Austin, Texas 78746 (October 2017 – March 2019); and

Director of Franchise Group, Inc. (fka Liberty Tax, Inc.), a provider of tax preparation services in the U.S. and Canada, located at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454 (September 2018 – March 2020).

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Thomas J. Kelleher

Co-Chief Executive Officer of BRF (July 2018 – present);

Co-Executive Chairman of Purchaser;

Director of BRF (October 2015 – present);

Director of Purchaser;

President of BRF (August 2014 – July 2018); and

Director of Standard Diversified Inc., a diversified holding company located at 767 5th Avenue, 12th Floor, New York, New York (October 2015 – June 2017).

Robert L. Antin

Director of BRF (June 2017 – present);

Co-founder of VCA Inc., a national animal healthcare company that provides veterinary services, diagnostic testing and various medical technology products and related services to the veterinary market, located at 12401 West Olympic Boulevard, Los Angeles, California 90064 (1997 – September 2017);

Chief Executive Officer and President of VCA Inc. (1986 – September 2017);

Chairman of the Board of VCA, Inc. (1986 – September 2017);

Director of Rexford Industrial Realty, Inc., a REIT focused on owning, operating and acquiring industrial properties in Southern California infill markets, located at 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025 (July 2013 – present); and

Director of Heska Corporation, a seller of veterinary and animal health diagnostic and specialty products, located at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538 (November 2020 – present).

Robert D’Agostino

Director of BRF (October 2015 – present); and

President of Q-mation, Inc., a leading supplier of software solutions targeted at increasing operational efficiencies and asset performance in manufacturing companies, located at 425 Caredean Drive, Horsham, Pennsylvania 19044 (1999 – present).

Randall E. Paulson

Director of BRF (June 18, 2020 – present);

Director of Testek Inc., a designer and manufacturer of mission-critical test equipment for the commercial and military aviation industries, located at 28320 Lakeview Drive, Wixom, Michigan 48393;

Director of Dash Medical Holdings, LLC, the parent company of Dash Medical Gloves, Inc., which provides disposable latex and synthetic exam gloves for the medial, dental and industrial markets, located at 9635 South Franklin Drive, Franklin, Wisconsin 53132;

Director of EAG, Inc., a testing and analysis services company, located at 810 Kifer Road, Sunnyvale, California 94086 (2008 – 2017);

Director of L-com, Inc., a global provider of wired and wireless connectivity products, located at 50 High Street, West Mill, Suite 30, North Andover, Massachusetts 01845 (2012 – 2016);

Special Advisor to Odyssey Investment Partners, LLC, a private equity firm located at 21659 Oxnard Street, Suite 1650, Woodland Hills, California 91367 (2019 – present); and

Managing Principal of Odyssey Investment Partners, LLC (2005 – 2019).

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Michael J. Sheldon

Director of BRF (July 2017 – present); and

CEO of Deutsch North America, one of the most awarded creative agencies in the United States, located at 330 W 34th Street, New York, New York 10001 (January 2015 – December 2019).

Mimi K. Walters

Director of BRF (July 2019 – present);

Director of Eos Energy Enterprises, Inc., a designer, developer, manufacturer and seller of innovative energy storage solutions for electric utilities, located at 3920 Park Avenue, Edison, New Jersey 08820 (November 2020 – present);

Chief Commercial Officer of Leading Edge Power Solutions, LLC, a provider of clean low emission, dispatchable, behind-the-meter power generation solutions for commercial and industrial customers, located at 4343 Von Karman Avenue, Suite 250-C, Newport Beach, California 92660 (November 2019 – present); and

U.S. Representative for California’s 45th Congressional District (2015 to 2019).

Mikel Williams

Director of BRF (October 2015 – present);

Director of Centrus Energy Corp., a supplier of nuclear fuel and services for the nuclear power industry, located at 6901 Rockledge Drive, Suite 800, Bethesda, Maryland 20817 (October 2014 – present);

Chief Executive Officer and director of Targus International LLC, a privately held, leading global supplier of carrying cases and accessories for the mobile lifestyle, located at 1211 N. Miller Street, Anaheim, California 92806 (February 2016 – present);

Chief Executive Officer and a director of JPS Industries, Inc., a composite materials manufacturer, located at 30 JPS Drive, Bristol, New Hampshire 03222, (2013 – 2015); and

Director of Iteris, Inc., a provider of smart mobility infrastructure management solutions, located at 1700 Carnegie Avenue, Suite 100, Santa Ana, California 92705 (2011 – November 2019).

Renée E. LaBran

Director of BRF (August 2021 – present);

Co-founder of Rustic Canyon Partners, a technology venture capital fund, located at 1025 Westwood Boulevard, Floor 2, Los Angeles, California 90024 (2000 – present);

Partner of Rustic Canyon/Fontis Partners, an investment fund, located at 55 South Lake Avenue #850, Pasadena, California 91101;

Adjunct Professor at UCLA Anderson School of Management’s MBA Program, located at 110 Westwood Plaza, Los Angeles, California 90095;

Director of Idealab, Inc., a technology incubator, located at 130 W. Union Street, Pasadena, California 91103 (March 2015 – present);

Director of Sambazon, Inc., a seller of açaí-based food and beverages, located at 209 Avenida Fabricante, Suite 200, San Clemente, California 92672 (2009 – 2021);

Director of Tomboy Exchange, Inc., an online retailer of apparel including bras, boxers, trunks, shorts, hats, socks and underwear, located at 6523 California Avenue South, Suite 125, Seattle, Washington 98136 (2018 – 2019); and

Governor-Appointed Non-Attorney Public Member of the Board of Trustees for the State Bar of California (March 2015 – December 2020).

EXECUTIVE OFFICERS OF BRF

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Bryant R. Riley	See above under “Directors of BRF.”
Thomas J. Kelleher	See above under “Directors of BRF.”
Kenneth Young

President of BRF (July 2018 – present);

Director of BRF (May 2015 – October 2016);

Chief Executive Officer of B. Riley Principal Investments, LLC, a wholly owned subsidiary of BRF, located at 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025 (October 2016 – present);

Chief Executive Officer of Babcock & Wilcox Enterprises, Inc., a technology-based provider of advanced steam production from fossil and renewable sources for power generation and other industrial and municipal applications, located at 1200 East Market Street, Suite 650, Akron, Ohio 44305 (November 2018 – present);

Chief Executive Officer of B. Riley Principal Merger Corp. (October 2018 – February 2020);

Chief Executive Officer of B. Riley Principal Merger Corp. II (May 2020 – November 2020);

Chairman and director of Babcock & Wilcox Enterprises, Inc. (September 2020 – present);

Director of Sonim Technologies, Inc., a U.S. provider of ultra-rugged mobile phones and accessories designed specifically for task workers physically engaged in their work environments, located at 6836 Bee Cave Road Building 1, Suite 279, Austin, Texas 78746 (2018 – present);

Director of Orion Energy Systems, Inc., a provider of state-of-the-art LED lighting, wireless Internet of Thins enabled control solutions, project engineering, design energy project management and maintenance services, located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220 (August 2017 – May 2020);

Director of Standard Diversified Inc., a diversified holding company located at 767 5th Avenue, 12th Floor, New York, New York (2015 – 2017);

Director of bebe stores, inc., a designer, developer and producer of contemporary women’s apparel, located at 400 Valley Drive, Brisbane, California 94005 (January 2018 – April 2019);

Director of Globalstar, Inc., a provider of Mobile Satellite Services, including voice and data communications services, located at 1351 Holiday Square Blvd., Covington, Louisiana 70433 (November 2015 – December 2018); and

Director of Franchise Group, Inc. (fka Liberty Tax, Inc.), a provider of tax preparation services in the U.S. and Canada, located at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454 (2018 –2020).

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Phillip J. Ahn	Chief Financial Officer and Chief Operating Officer of BRF (April 2013 – present).
Alan N. Forman	Executive Vice President, General Counsel and Secretary of BRF (May 2015 – present).
Howard E. Weitzman	Senior Vice President and Chief Accounting Officer of BRF (December 2009 – present).
Andrew Moore	Chief Executive Officer of Purchaser (July 2018 – present); and President of Purchaser (2016 – 2018).

ANNEX B

CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF PURCHASER

Set forth in the table below are the name, current principal occupation and material positions held during the past five years of each of our directors and executive officers. The business address of each such director and executive officer is 11100 Santa Monica Blvd., Suite 800 Los Angeles, California 90025. The business telephone number of each director and executive officer is (310) 966-1444. Each of our directors and executive officers is a citizen of the United States of America.

During the past five years, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him or us from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

DIRECTORS OF PURCHASER

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Bryant R. Riley	See above under “Directors of BRF.”
Thomas Kelleher	See above under “Directors of BRF.”
Phillip J. Ahn	See above under “Executive Officers of BRF.”

EXECUTIVE OFFICERS OF PURCHASER

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Bryant R. Riley	See above under “Directors of BRF.”
Thomas Kelleher	See above under “Directors of BRF.”
Andrew Moore	See above under “Executive Officers of BRF.”
Jimmy Baker	President and Head of Capital Markets of Purchaser; and Executive Vice President, Brokerage of Purchaser.
Mike McCoy

Chief Financial Officer of Purchaser; and

Chief Financial Officer of B. Riley Capital Management, LLC, a registered investment advisor to various clients, located at 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025.

Michael Markunas

Deputy General Counsel and Chief Compliance Officer of Purchaser; and

General Counsel and Chief Compliance Officer of B. Riley Wealth Management, Inc., a provider of comprehensive wealth management and brokerage services to individuals and families, corporations and non-profit organizations, located at 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025.

B-1

ANY LETTER OF TRANSMITTAL TO BE DELIVERED TO THE DEPOSITARY MAY ONLY BE
SENT TO THE DEPOSITARY BY MAIL OR COURIER TO ONE OF THE ADDRESSES SET FORTH
BELOW AND MAY NOT BE SENT BY FACSIMILE TRANSMISSION. ANY CERTIFICATES
REPRESENTING DDI ADS AND ANY OTHER REQUIRED DOCUMENTS SENT BY A
DDI ADS HOLDER OR SUCH HOLDER’S BROKER, DEALER,
COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD BE SENT TO THE
DEPOSITARY AS FOLLOWS:

If delivering by mail:

By 5:00 P.M. New York City time on the
Expiration Date
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

If delivering by courier:

By 5:00 P.M. New York City time on the
Expiration Date
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

Other Information:

Questions regarding the Offer and requests for assistance in connection with the Offer may be directed to the Information Agent at the address and telephone numbers set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials, may be obtained from the Information Agent. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers call: (212) 269-5550
All others call Toll Free: (866) 207-2356
Email: ddi@dfking.com

B-2